Exhibit 10.1
SECOND AMENDMENT TO THE
FOURTH AMENDED AND RESTATED AGREEMENT OF
LIMITED PARTNERSHIP OF AIMCO PROPERTIES, L.P.
This SECOND AMENDMENT TO THE FOURTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF AIMCO PROPERTIES, L.P., dated as of July 30, 2009 (this “Amendment”), is being executed by AIMCO-GP, Inc., a Delaware corporation (the “General Partner”), as the general partner of AIMCO Properties, L.P., a Delaware limited partnership (the “Partnership”), pursuant to the authority conferred on the General Partner by Section 7.3.C of the Fourth Amended and Restated Agreement of Limited Partnership of AIMCO Properties, L.P., dated as of July 29, 1994 and restated as of February 28, 2007, as amended and/or supplemented from time to time (the “Agreement”). Capitalized terms used, but not otherwise defined herein, shall have the respective meanings ascribed thereto in the Agreement.
WHEREAS, pursuant to Section 10.4 of the Agreement, each Limited Partner authorizes the Partnership to withhold from or pay on behalf of or with respect to such Limited Partner any amount of federal, state, local or foreign taxes that the General Partner determines that the Partnership is required to withhold or pay with respect to any amount distributable or allocable to such Limited Partner pursuant to this Agreement;
WHEREAS, Section 10.4 also provides that any amount so paid on behalf of or with respect to a Limited Partner shall constitute a loan by the Partnership to such Limited Partner, which loan shall be repaid by such Limited Partner within fifteen (15) days after notice from the General Partner, and each Limited Partner unconditionally and irrevocably grants to the Partnership a security interest in such Limited Partner’s Partnership Interest to secure such Limited Partner’s obligation to pay to the Partnership any amounts required to be paid pursuant to Section 10.4;
WHEREAS, notwithstanding Section 10.4, some Limited Partners have failed to repay the Partnership such amounts;
WHEREAS, in order to protect the Partnership and the other Limited Partners, the General Partner has determined that it is in the best interests of the Partnership and the Limited Partners that Section 10.4 be modified to permit the Partnership to redeem the Partnership Interest of any Limited Partner who fails to pay to the Partnership any amounts required to be paid pursuant to Section 10.4;
WHEREAS, the General Partner has determined that it is in the best interests of the Partnership and the Limited Partners to amend Section 10.4 to give the General Partner authority to withhold, from any amounts otherwise distributable, allocable or payable to a Limited Partner, the General Partner’s estimate of future taxes required to be paid by such Limited Partner; and
WHEREAS, the General Partner also has determined that it is in the best interests of the Partnership and the Limited Partnership to amend Section 2 of the Partnership Unit Designation of the Class One Partnership Preferred Units of the Partnership (Exhibit H to the Agreement) to correct an existing clerical error in the definition of “Cash Amount.”

NOW, THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.	Section 10.4 of the Agreement is hereby amended and restated to read in its entirety as follows:
“Section 10.4 Withholding for Taxes, Etc.
(a) Withholding. Each Limited Partner hereby authorizes the Partnership to withhold from such Limited Partner any amount of federal, state, local or foreign taxes that the General Partner determines, in its sole discretion, that the Partnership is, or may in the future be, required to withhold or pay with respect to any amount distributable, allocable or payable to such Limited Partner pursuant to this Agreement, including, without limitation, any taxes required to be withheld or paid by the Partnership pursuant to Code Section 1441, Code Section 1442, Code Section 1445 or Code Section 1446. Amounts withheld by the General Partner may be estimated by the General Partner, in its sole discretion, based on its expectations of future transactions involving the Partnership that may give rise to taxes of such Limited Partner. The General Partner may withhold amounts for taxes (including estimated or projected taxes) from cash or other distributions otherwise payable to a Limited Partner, or from any REIT Shares or Cash Amount otherwise payable to a Limited Partner in connection with a Redemption.
(b) Certain Tax Payments. Each Limited Partner hereby authorizes the Partnership to pay on behalf of or with respect to such Limited Partner any amount of federal, state, local or foreign taxes that the General Partner determines, in its sole discretion, that the Partnership is required to pay with respect to any amount distributable, allocable or payable to such Limited Partner pursuant to this Agreement, including, without limitation, any taxes required to be paid by the Partnership pursuant to Code Section 1441, Code Section 1442, Code Section 1445 or Code Section 1446. Any amount paid on behalf of or with respect to a Limited Partner shall constitute a loan by the Partnership to such Limited Partner, which loan shall be repaid by such Limited Partner within fifteen (15) days after notice from the General Partner that such payment must be made unless (i) the Partnership withholds such payment from a distribution that would otherwise be made to the Limited Partner or (ii) the General Partner determines, in its sole and absolute discretion, that such payment may be satisfied out of the Available Funds of the Partnership that would, but for such payment, be distributed to the Limited Partner. Each

Limited Partner hereby unconditionally and irrevocably grants to the Partnership a security interest in such Limited Partner’s Partnership Interest to secure such Limited Partner’s obligation to pay to the Partnership any amounts required to be paid pursuant to this Section 10.4(b). In the event that a Limited Partner fails to pay any amounts owed to the Partnership pursuant to this Section 10.4(b) within fifteen (15) days after the notice from the General Partner specified above, then the General Partner may, in its sole and absolute discretion, either (x) elect to make the payment to the Partnership on behalf of such defaulting Limited Partner, and in such event shall be deemed to have loaned such amount to such defaulting Limited Partner and shall succeed to all rights and remedies of the Partnership as against such defaulting Limited Partner (including, without limitation, the right to receive distributions), or (y) cause the Partnership to redeem from such Limited Partner a number of Partnership Common Units (or fraction thereof) equal to the quotient obtained by dividing (i) the aggregate amount owed by such Limited Partner to the Partnership pursuant to this Section 10.4(b), by (ii) the product of (1) the Adjustment Factor in effect as of date of redemption specified by the General Partner, and (2) the Value of a REIT Share (assuming for such purpose that the Valuation Date is the date of redemption specified by the General Partner). If the General Partner elects to cause the Partnership to redeem any Limited Partner’s Partnership Common Units pursuant to clause (y) above, it shall promptly so notify such Limited Partner in writing of the date of such redemption and the number of Partnership Common Units so redeemed. Any amounts payable by a Limited Partner under this Section 10.4(b) shall bear interest at the base rate on corporate loans at large United States money center commercial banks, as published from time to time in the Wall Street Journal, plus four (4) percentage points (but not higher than the maximum lawful rate) from the date such amount is due (i.e., fifteen (15) days after demand) until such amount is paid in full. Each Limited Partner shall take such actions as the Partnership or the General Partner shall request in order to perfect or enforce the security interest created hereunder, or to assist the Partnership in effecting any redemption of such Limited Partner’s Partnership Common Units as specified in clause (y) above.”
2.
The definition of “Cash Amount” in Section 2 of the Partnership Unit Designation of the Class One Partnership Preferred Units of the Partnership (Exhibit H to the Agreement) is hereby amended by replacing “91.93” with “91.43.”

3.
Except as specifically amended hereby, the terms, covenants, provisions and conditions of the Agreement shall remain unmodified and continue in full force and effect and, except as amended hereby, all of the terms, covenants, provisions and conditions of the Agreement are hereby ratified and confirmed in all respects.

IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.

GENERAL PARTNER: AIMCO-GP, INC.
By:	/s/ David Robertson
	Name:	David Robertson
	Title:	President, Chief Investment Officer and Chief Financial Officer

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